Exhibit 99.1

Five9 Appoints Sagar Gupta to Board of Directors, with Backing from Anson Funds and Scalar Gauge Fund

SAN RAMON, Calif. – Monday, December 9, 2024 – Five9 (NASDAQ: FIVN) (“Five9” and the “Company”), provider of the Intelligent CX Platform, today announced that it has appointed Sagar Gupta, a Portfolio Manager at Anson Funds, to the Company’s Board of Directors (“Board”), effective immediately.

“Our Board and management team are confident that we have the right strategy in place to drive durable growth, expand margins, deliver strong cash flow and ultimately generate significant returns for our shareholders,” said Mike Burkland, Chairman and CEO, Five9. “We look forward to welcoming Sagar to our Board and benefitting from his insights as an experienced technology investor, public company director and shareholder of Five9.”

“Having worked in both leadership and investing roles in the software sector, I recognize the significant value creation potential at Five9,” said Gupta. “I am excited to join the Board as Five9 adapts to broader market demands and continues to address the changing needs of its customer base. I have greatly benefited from my constructive engagement with Five9’s management and Board over the past several months, and look forward to working collaboratively with my fellow directors to help Five9 capitalize on the opportunity that lies ahead.”

Gupta brings more than a decade of experience in the technology, media and telecommunications sector, and previously served on the Board of Directors of Momentive Global, the holding company parent of SurveyMonkey. Currently, he serves as Portfolio Manager and Head of Active Engagement at Anson Funds, a privately held alternative asset manager led by Chief Investment Officer Moez Kassam.

Commenting on Five9 and the appointment of Gupta, Sumit Gautam, Founder and Portfolio Manager of Scalar Gauge Fund said, “We look forward to the work that Sagar and Five9’s Board will do to drive shareholder value creation.”

Five9 has entered into a cooperation agreement with Anson Funds Management LP and Anson Advisors, Inc., the co-investment advisors of certain investment funds (collectively, “Anson Funds”), pursuant to which Anson Funds has agreed to customary standstill, voting and confidentiality commitments, among other provisions.

With the appointment of Gupta, Five9’s Board will increase to 10 directors, nine of whom are independent.

About Five9

The Five9 Intelligent CX Platform, powered by Five9 Genius AI, provides a comprehensive suite of solutions to power AI-elevated customer experiences that deliver better business outcomes and Bring Joy to CX™. Our unified cloud-native offering enables hyper-personalized customer experiences and more empowered employees, making every customer interaction more connected, effortless, and personal. Trusted by 2,500+ customers and 1,400+ partners globally, Five9 brings together the power of AI, our platform, and our people to drive AI-elevated CX.

For more information, visit www.five9.com.

About Sagar Gupta

Sagar Gupta has served as a Portfolio Manager and Head of Active Engagement at Anson Funds since 2023. Prior to Anson Funds, he was a Senior Analyst at Legion Partners and served on the Board of Directors at Momentive Global, the holding company parent of SurveyMonkey. Previously, Sagar was a member of the founding team at Finchwood Capital, and an investment professional at Balyasny Asset Management and KKR. Sagar began his career as an investment banker with UBS. He earned a BS in Business Administration from the Haas School of Business at the University of California, Berkeley, where he graduated Beta Alpha Psi.

About Anson Funds

Anson Funds is a privately held alternative asset manager with US$2 billion in assets. Led by Chief Investment Officer Moez Kassam, the firm was founded in 2007 with offices in Toronto and Dallas.

For more information, visit www.ansonfunds.com.

About Scalar Gauge

Scalar Gauge is a special situations investment firm with significant expertise in enterprise software. The fund invests in high-quality businesses with a long-term view, and often works with management teams, boards and other strategic investors to help create shareholder value. For more information, please visit www.scalargauge.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements in the quote from our Chairman and Chief Executive Officer and members of our Board of Directors, including statements regarding our strategy and opportunity, that are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. Risks that may cause these forward-looking statements to be inaccurate include, among others: (i) the impact of adverse economic conditions, including the impact of macroeconomic challenges, including continued inflation, increased interest rates, supply chain disruptions, decreased economic output and fluctuations in currency rates, the impact of the Russia-Ukraine conflict, the impact of the conflict in the Middle East, and other factors, may continue to harm our business; (ii) if we are unable to attract new clients or sell additional services and functionality to our existing clients, our revenue and revenue growth will be harmed; (iii) if our existing clients terminate their subscriptions or reduce their subscriptions and related usage, or fail to grow subscriptions at the rate they have in the past or that we might expect, our revenues and gross margins will be harmed and we will be required to spend more money to grow our client base; (iv) because a significant percentage of our revenue is derived from existing clients, downturns or upturns in new sales will not be immediately reflected in our operating results and may be difficult to discern; and (v) the other risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in our Securities and Exchange Commission filings and reports, including, but not limited to, our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Such forward-looking statements speak only as of the date hereof and readers should not unduly rely on such statements. We undertake no obligation to update the information contained in this press release, including in any forward-looking statements.

Five9 Investor Relations Contacts:

Five9, Inc.

Barry Zwarenstein

Chief Financial Officer

925-201-2000 ext. 5959

IR@five9.com

The Blueshirt Group for Five9, Inc.

Lisa Laukkanen

415-217-4967

Lisa@blueshirtgroup.com

Anson Funds Contact:

Dan Zacchei

Longacre Square Partners

anson@longacresquare.com